 Filed Pursuant to Rule 433

Dated March 25, 2020
Registration Statement No. 333-218760
Relating to Preliminary Prospectus Supplement

Dated March 25, 2020 to

Prospectus dated June 15, 2017

DEERE & COMPANY

2.750% Notes due 2025

3.100% Notes due 2030

3.750% Notes due 2050

Term Sheet dated March 25, 2020

Issuer:	Deere & Company

Trade Date:	March 25, 2020

Type of Offering:	SEC registered

Expected Ratings*:	Moody’s Investors Service, Inc.: A2 Standard & Poor’s Ratings Services: A Fitch Ratings, Inc.: A

Settlement Date**:	March 30, 2020 (T+3)

Security:	2.750% Notes due 2025 (the “2025 Notes”) 3.100% Notes due 2030 (the “2030 Notes”) 3.750% Notes due 2050 (the “2050 Notes”)

Size:	2025 Notes: $700,000,000 2030 Notes: $700,000,000 2050 Notes: $850,000,000

Maturity Date:	2025 Notes: April 15, 2025 2030 Notes: April 15, 2030 2050 Notes: April 15, 2050

Interest Payment Dates:

2025 Notes: April 15 and October 15, commencing on October 15, 2020 (long first coupon)

2030 Notes: April 15 and October 15, commencing on October 15, 2020 (long first coupon)

2050 Notes: April 15 and October 15, commencing on October 15, 2020 (long first coupon)

Benchmark Treasury:	2025 Notes: 1.125% UST due February 28, 2025 2030 Notes: 1.500% UST due February 15, 2030 2050 Notes: 2.375% UST due November 15, 2049

Benchmark Treasury Yield and Price:	2025 Notes: 0.529%; 102-28 3/4 2030 Notes: 0.872%; 105-30 2050 Notes: 1.500%; 120-28

Yield to Maturity:	2025 Notes: 2.779% 2030 Notes: 3.122% 2050 Notes: 3.750%

Spread to Benchmark Treasury:	2025 Notes: 225 basis points 2030 Notes: 225 basis points 2050 Notes: 225 basis points

Coupon (Interest Rate):	2025 Notes: 2.750% per year 2030 Notes: 3.100% per year 2050 Notes: 3.750% per year

Price to Public:

2025 Notes: 99.864% of principal amount, plus accrued interest, if any, from March 30, 2020

2030 Notes: 99.811% of principal amount, plus accrued interest, if any, from March 30, 2020

2050 Notes: 99.998% of principal amount, plus accrued interest, if any, from March 30, 2020

Net Proceeds to the Issuer (before expenses):	2025 Notes: $696,598,000 2030 Notes: $695,352,000 2050 Notes: $842,545,500

Optional Redemption:

2025 Notes: Make-whole call based on U.S. Treasury + 0.350% (+35 basis points); if, however, the Notes are redeemed on or after March 15, 2025, the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued interest thereon to the date of redemption.

2030 Notes: Make-whole call based on U.S. Treasury + 0.350% (+35 basis points); if, however, the Notes are redeemed on or after January 15, 2030, the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued interest thereon to the date of redemption.

2050 Notes: Make-whole call based on U.S. Treasury + 0.350% (+35 basis points); if, however, the Notes are redeemed on or after October 15, 2049, the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued interest thereon to the date of redemption.

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CUSIP / ISIN:	2025 Notes: 244199 BH7 / US244199BH70 2030 Notes: 244199 BJ3 / US244199BJ37 2050 Notes: 244199 BK0 / US244199BK00

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC MUFG Securities Americas Inc. RBC Capital Markets, LLC

Senior Co-Manager:	TD Securities (USA) LLC

Co-Managers:	PNC Capital Markets LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

*A securities rating is not a recommendation to buy, sell or hold the securities and may be subject to revision or withdrawal at any time.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, MUFG Securities Americas Inc. toll-free at 1-877-649-6848 or RBC Capital Markets, LLC toll-free at 1-866-375-6829.

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